                                LICENSE AGREEMENT


 THIS LICENSE AGREEMENT is made as of the lst day of September, 2000, by and between NOCOPI TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of Maryland with offices at 537 Apple Street, West Conshohocken, Pennsylvania, 19428-2903 (hereinafter "NOCOPI"), and WESTVACO BRAND SECURITY, INC., a corporation duly organized and existing under the laws of Delaware, with offices at 299 Park Avenue, New York, New York 10171, and its affiliates as herein defined "hereinafter "LICENSEE").



 WITNESSETH:



          WHEREAS, NOCOPI is the sole owner of a series of patents and patent applications dealing with and relating to, among other things: (1) a system incorporating activating inks; (2) highlighter pens; (3) counterfeit deterrent inks; and (4) information protection systems; AND



         WHEREAS, NOCOPI wishes to enter into a contractual arrangement with LICENSEE so as to provide LICENSEE with (i) the non-exclusive use of the NOCOPI TECHNOLOGY for the specific range of products hereinafter defined in Clause 1.06 and (ii) the exclusive use of the NOCOPI TECHNOLOGY for the range of products hereinafter defined in Clause 1.07.



          NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:


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                                     Page 2


                             ARTICLE I - DEFINITIONS

 1.01 As used herein, the term "AFFILIATES" shall mean any corporation which is owned by or controlled to the extent of at least fifty percent (50%) of the issued and voting stock of such corporation by either Party.


 1.02 For the purposes of this Agreement, "ADDITIONAL EARNINGS" shall mean that portion of "LICENSEE'S" net earnings during a ROYALTY YEAR, net of all costs as determined by standard accounting methods, derived from the sale by LICENSEE of NON-EXCLUSIVE PRODUCTS and EXCLUSIVE PRODUCTS which is attributed solely to incorporation of NOCOPI TECHNOLOGY.


 1.03 As used herein, the term "DESIGN RIGHTS" shall mean design rights (whether registered or unregistered) which are owned or which may hereafter be owned by NOCOPI and which relate to the NOCOPI TECHNOLGY.


 1.04 The "EFFECTIVE DATE" of this Agreement shall be the date first hereinabove written.


 1.05 As used herein, "EUROPE" shall mean all countries as are encompassed within the area bounded by the Atlantic Ocean on the West, the Arctic Ocean on the North, the Mediterranean and its annexes on the South and the fifty (50) longitude on the East, and including also all countries or territories comprised in the geographic territories of the area previously occupied by the former Union of Soviet Socialist Republics, as well as overseas territories and departments of any country in Europe.


 1.06 As used herein, the term "EXCLUSIVE PRODUCTS" shall mean only those products which incorporate NOCOPI TECHNOLOGY during the manufacturing of paperboard and paper products.


 1.07 As used herein, the term "NOCOPI TECHNOLOGY" shall mean the technology furnished by NOCOPI dealing with and relating to, among other things: (1) a system incorporating activating inks; (2) highlighter pens; (3) counterfeit deterrent inks; and (4) information protection systems; and (5) all know-how, unpatented technology, inventions, methods, patents or processes relating to the NOCOPI TECHNOLOGY now or which hereafter during the term of this agreement may be in the possession, custody or control of NOCOPI.


 1.08 As used herein, the term "NOCOPI REPORT" shall mean a written report, which shall list the sale price and customer (or customer code) rather than actual name of all NON-EXCLUSIVE PRODUCTS and EXCLUSIVE PRODUCTS sold by the LICENSEE during the preceding ROYALTY PERIOD.


 1.09 As used herein, the term "NON-EXCLUSIVE PRODUCTS" shall mean and shall be restricted to products derived from printing, coating or coding applications and which incorporate NOCOPI TECHNOLOGY.


 1.10 As used herein, the term "QUARTERLY ROYALTY PERIOD" shall mean the period of three (3) calendar months commencing on the Effective Date, and every three (3) month period thereafter during the term of this Agreement.


 1.11 As used herein, the term "ROYALTY PERIOD" shall mean a period of twelve (12) calendar months commencing on the Effective Date, and every twelve (12) month period thereafter as long as this Agreement remains in effect.


 1.12 As used herein, the term "TERM" shall mean the time period contemplated by Article V1.


 1.13.    As used herein the term "TERRITORY" shall mean the world.




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                                     Page 4


                              ARTICLE II - LICENSE

 2.01 NOCOPI hereby grants to the LICENSEE, the exclusive right to market, promote, sell and manufacture EXCLUSIVE PRODUCTS in the TERRITORY.


 2.02 NOCOPI also grants to the LICENSEE the non-exclusive right to market, promote, sell and manufacture NON-EXCLUSIVE PRODUCTS in the TERRITORY.


 2.03 The LICENSEE will within thirty (30) days of the Effective Date, and on each anniversary date thereof during the term of this Agreement provide NOCOPI in good faith with an estimate of the ADDITIONAL EARNINGS that the LICENSEE expects will be realized from sales in EUROPE during the ensuing twelve month period, it being understood that such estimate shall not be deemed a representation and/or warranty by the LICENSEE as to its attainment.


 2.04 NOCOPI undertakes that it will make complete and full disclosure to the LICENSEE of all of the NOCOPI TECHNOLOGY required to enable the LICENSEE to market, sell and distribute EXCLUSIVE and NON-EXCLUSIVE PRODUCTS in the TERRITORY.


          2.04.1 the Licenses granted in, Articles 2.01 and 2.02 shall specifically include the right to sub-license an unaffiliated third party, provided:


                   (i) that all such sub-licensees have executed contracts with NOCOPI which contain secrecy and confidentiality provisions contemplated by
                            Article IX; and


                   (ii) that the LICENSEE shall have delivered to NOCOPI within a period of ten (10) business days of execution a copy of each contract.


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                                     Page 5




 2.05 Notwithstanding the provisions of clauses 2.01 and 2.02 hereof but in addition thereto, NOCOPI agrees and acknowledges that as long as this Agreement remains in effect, that NOCOPI will treat as exclusive customers of the LICENSEE all customers to whom the LICENSEE may have sold NON-EXCLUSIVE PRODUCTS during the term of this Agreement. The LICENSEE recognizes and agrees that it will include all such sales in its report of ADDITIONAL EARNINGS.

                      ARTICLE III - SUPPLY OF RAW MATERIALS

 3.01 NOCOPI agrees with the LICENSEE that NOCOPI shall provide all necessary deterrent inks and dyes required by the LICENSEE for the EXCLUSIVE PRODUCTS and NON-EXCLUSIVE PRODUCTS the whole at NOCOPI'S cost plus fifteen percent(15%). LICENSEE will receive a schedule of sort by the EFFECTIVE DATE. No change will be made except upon written notice given to LICENSEE at least thirty (30) days prior to the effective date of such change.

 3.02 The LICENSEE shall pay NOCOPI for the costs of all such inks within a period of forty-five (45) days following the date of invoice.

                           ARTICLE VI - CONSIDERATION

 4.01 In consideration of the rights granted to LICENSEE under this Agreement for the NOCOPI TECHNOLOGY, LICENSEE agrees to pay to NOCOPI royalties in accordance with the clauses hereinafter following.

 4.02 For each ROYALTY PERIOD commencing on September 1, 2000, LICENSEE shall pay to NOCOPI at the times and in the manner set out in clauses
          4.03 and 5.02 hereof a minimum annual royalty fee equal to the greater of One Hundred Thousand Dollars ($100,000.00) or five percent (5%) of the ADDITIONAL EARNINGS. In the event that one or more NOCOPI TECHNOLOGIES are incorporated by the LICENSEE into NON-EXCLUSIVE PRODUCTS and EXCLUSIVE PRODUCTS the Royalty Fee shall be reduced to two and one-half percent (2 1/2%) for all such products utilizing NOCOPI TECHNOLOGY.

 4.03 The minimum annual royalty fee of One Hundred Thousand Dollars ($100,000.00) shall be paid by the LICENSEE to NOCOPI by way of twelve
          (12) equal and consecutive payments of Eight Thousand Three Hundred and Thirty-Three Dollars ($8,333.00), each month commencing September 1, 2000 and thereafter continuing on the first day of each month during the term of the Agreement. Each such payment shall reflect a credit for any royalty payment due and paid at the same date or previously paid on account of the same year.

                         ARTICLE V - RECORDS AND REPORTS

 5.01 LICENSEE agrees to keep accurate and complete records in sufficient detail to record the ADDITIONAL EARNINGS for each of EUROPE and the rest of the TERRITORY during each QUARTERLY ROYALTY PERIOD or during each ROYALTY PERIOD, as the case may be, so that the amount of royalty payments due to NOCOPI may be ascertained.


 5.02     LICENSEE shall deliver to NOCOPI.


          (i) not later than forty-five (45) days after the close of each ROYALTY PERIOD during the TERM; and


          (ii) commencing with the QUARTERLY ROYALTY PERIOD beginning on September 1, 2000, not later than forty-five (45) days after the close of each QUARTERLY ROYALTY PERIOD; and


          (iii)    after the termination of this Agreement;


          A statement specifying the information referred to in clause 5.01 hereof and in such form and containing such details as NOCOPI reasonably requires substantiating LICENSEE'S ADDITIONAL EARNINGS in each of EUROPE and the rest of the

          TERRITORY during the applicable period. LICENSEE shall, at the same time as providing the said statement, also remit the amount of any royalties due in accordance with the statement. The receipt or acceptance by NOCOPI of any statements furnished pursuant to this Agreement or any royalty payments paid hereunder (or the cashing of any cheques paid hereunder) shall not preclude NOCOPI from questioning the correctness thereof at any time and in the event that inconsistencies or mistakes are discovered in such statements or payments, they shall be rectified and appropriate payments shall immediately by made by LICENEE or credit given to LICENSEE by NOCOPI, as may be appropriate.


 5.03 If LICENSEE fails to deliver such a statement to NOCOPI within forty-five (45) days of the end of the particular period, NOCOPI, in addition to any other rights and on not less than ten (10) days prior notice to LICENSEE, may employ an independent auditor qualified to practice and practicing in the United States, to examine such books and records of LICENSEE as may be necessary to enable him to report upon and certify the amount of ADDITIONAL EARNINGS and LICENSEE will promptly pay to NOCOPI the cost thereof as additional royalty.


 5.04 LICENSEE agrees, upon request by NOCOPI, to permit an auditor qualified to practice and practicing in the United States, who may be designated by either party, to have access during normal business hours at least once annually on ten (10) business days' notice, to audit such books and records as may be necessary to determine the correctness of any report or payment made under this Agreement. On request, with reasonable notice, LICENSEE will make available at its offices, all relevant books of account and records.


 5.05 If any audit reveals a discrepancy between the amount payable to NOCOPI and the amounts actually paid to NOCOPI and if that discrepancy exceeds five percent (5%) of the amounts payable as determined in the audit, LICENSEE shall pay all of NOCOPI'S reasonable costs associated with such audit. Otherwise, all costs associated with any audit shall be the responsibility of NOCOPI.


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                                     Page 8


 5.06 LICENSEE shall be entitled to receive copies of all audit reports prepared pursuant to this Article V.

               ARTICLE VI - MARKING AND USE OF NOCOPI'S TRADEMARK

 6.01 If LICENSEE and/or any of its sublicensees utilize the trademark "NOCOPI" or any other trademark owned by NOCOPI in association with the NOCOPI TECHNOLOGY, they shall do so only in respect of products the quality and specifications of which have been previously approved of by NOCOPI, and LICENSEE shall provide NOCOPI with adequate opportunity so that NOCOPI may satisfy itself that such quality and specifications are maintained during continuance of such use. Before using such trademark in any area, LICENSEE and/or its sublicensees shall be responsible for acquainting themselves with and informing NOCOPI of all licensing formalities, user registration and quality control requirements applicable in such area, which are reasonably necessary to the protection of NOCOPI'S interest in the trademark, and NOCOPI shall co-operate with LICENSEE and/or its sublicensees at their respective expense in fulfilling such requirements, it being understood that in any area where NOCOPI takes no steps to register the trademark, there shall be no such obligation on LICENSEE and/or its sublicensees in respect of such requirements other than quality control. In the event that any good will shall accrue to LICENSEE in the trademark "NOCOPI" or any other trademark of NOCOPI in any area, LICENSEE and/or its sublicensees will agree in writing to assign such goodwill to NOCOPI on termination of this license or upon request by NOCOPI to this extent that such can be accomplished under generally accepted accounting principles. Nothing herein shall be deemed to prevent Westvaco from selling NON-EXCLUSIVE and EXCLUSIVE PRODUCTS under its own tradenames.


                       ARTICLE VII - TERM AND TERMINATION

 7.01 This Agreement shall commence on September 1, 2000 and shall continue until August 31, 2001 (unless terminated as hereinafter provided); and thereafter from year to year, unless and until terminated as provided for in Clause 7.02.1 hereof.


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                                     Page 9


 7.02 LICENSEE and NOCOPI shall have the option of terminating this Agreement in the following circumstances:


          7.02.1 by not less than ninety (90) days' notice, in advance and in writing, given by either Party to the other, prior to August 31, 2001 or, in the event that this Agreement continues after the first 12-month period, by one hundred and twenty (120) days' notice, in advance and in writing, given by either Party to the other.


          7.02.2 if a Party shall make any composition with creditors or go into liquidation whether voluntary or compulsory (other than for the purpose of solvent amalgamation or reconstruction) or analogous proceedings shall be commenced, then the other Party may, by notice in writing, forthwith terminate this Agreement.


                      ARTICLE VIII - ADDITIONAL OBLIGATIONS

 8.01 NOCOPI will provide, at the expense of the LICENSEE, such technical training for personnel of the LICENSEE as may be required in order to acquaint the LICENSEE with the NOCOPI TECHNOLOGY. For these purposes, "expense" shall include travel costs only and not include salary or other compensation or the cost of benefits for NOCOPI personnel whether employed by NOCOPI or retained by NOCOPI on any other basis.


 8.02 The LICENSEE shall immediately advise NOCOPI of any legal notices served on the LICENSEE which might affect NOCOPI, handle promptly all correspondence from NOCOPI, and assist and co-operate with NOCOPI's officers, research and sales personnel during their trips to the facilities of the LICENSEE and/or the suppliers of the LICENSEE.



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                                     Page 10


             ARTICLE IX - LIMITATIONS OF LIABILITY AND HOLD HARMLESS

 9.01 Each Party expressly saves and holds the other Party, and any AFFILIATES, harmless from any and all liability of any kind or nature whatsoever to customers and to other third parties which may arise from its negligent acts or omissions.


 9.02 NOCOPI warrants that the licenses and rights granted pursuant to this Agreement, when used as intended and without unauthorized modification, do not violate any right or infringe any patent, copyright or other protection of intellectual property belonging to any third party. NOCOPI agrees to defend, indemnify, and hold harmless Westvaco and Westvaco's principals, directors, officers, employees, and/or agents from and against any and all liabilities, penalties, claims, demands, suits, and causes of action of any nature whatsoever, whether groundless or otherwise, and any and all damages, costs and expenses sustained or incurred (including cost of defense, settlement, and reasonable attorneys' fees), asserted by or on behalf of any person or entity arising out of any claim that any of the licenses or rights granted by NOCOPI pursuant to this Agreement, or the NOCOPI TECHNOLOGY applied pursuant to this Agreement, infringe any patent, copyright or protection of intellectual property generally, whether such claim is valid or baseless and wherever it may arise. This undertaking shall expressly survive any termination of this Agreement


 9.03 Except as herein expressly stated, there are no warranties, expressed or implied, by operation of law or otherwise, for any item furnished hereunder. NOCOPI disclaims any implied warranty or merchantability or fitness for a particular purpose. In no event shall either Party, or its AFFILIATES, be liable for any incidental, indirect or consequential damages in connection with or arising out of this Agreement.


                           ARTICLE X - CONFIDENTIALITY

10.01 The LICENSEE shall keep secret and confidential, the NOCOPI TECHNOLOGY and/or DESIGN RIGHTS made available to it by NOCOPI and shall not disclose the same other than to those Directors and employees of the LICENSEE or any




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                                     Page 11


          AFFILIATE of the LICENSEE who may be deemed to have a legitimate reason to be party to the NOCOPI TECHNOLOGY and/or DESIGN RIGHTS.


 10.02 NOCOPI shall keep secret and confidential, any information which the LICENSEE passes to NOCOPI and not disclose the same except to its own employees as necessary to carry out the purposes of this Agreement.


 10.03    The obligations of secrecy undertaken by both Parties pursuant to this
          Article X, shall not apply to information which:


          10.03.1 is already, or which subsequently becomes generally known to the public through no fault of the recipient: or

          10.03.2 the recipient can demonstrate was known to the receipt prior to the date disclosed. For the purposes hereof, that which the recipient can demonstrate was known will be that which the receipt can establish by written evidence was known to it at the date disclosed; or

          10.03.3 is received from a third party, provided that such third party is lawfully entitled to disclose the same; or

          10.03.4 is disclosed in any patent or patent application which may publish.


 10.04 The obligations of secrecy pursuant to this Article (X) shall expire on the tenth anniversary of the termination of this Agreement as hereinabove provided.


 10.05 The provisions of this Article (X) contain the entire understanding and agreement between the Parties with respect to matters dealing with confidentiality and cannot be



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                                     Page 12


          amended, modified or supplanted in any respect except by a subsequent written agreement entered into by both parities.


                            ARTICLE XI - IMPROVEMENTS

 11.01 During the term of this Agreement, the LICENSEE shall disclose to NOCOPI any improvements to the NOCOPI TECHNOLOPY and/or DESIGN RIGHTS which the LICENSEE may discover or which comes into its possession. Any such improvements shall, from the time of the LICENSEE's knowledge, conception or development, be the property of NOCOPI. Upon request by NOCOPI, the LICENSEE shall execute and deliver to NOCOPI such instrument as NOCOPI may reasonably request in order to achieve such industrial or intellectual property status as NOCOPI shall deem appropriate to perfect the assignment of the rights so granted by the LICENSEE to NOCOPI.


                                 ARTICLE XII - MISCELLANEOUS

 12.01 Neither the LICENSEE nor NOCOPI shall be in default under this Agreement nor be liable for any failure to perform or for any delay in performance resulting from any cause beyond its/their reasonable control or due to compliance with any regulations, orders or act, of any federal, provincial, state or municipal government, or any department or agency thereof, civil or military authority, acts of God, acts or omissions of the other party, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, delays or shortages in transportation or inability to obtain labor, manufacturing facilities or material.


 12.02 Each of the Parties shall bear all taxes imposed on each of them as a result of the existence or operation of this Agreement including, but not restricted to, any tax on or measured by any payment required to be made by it hereunder, any registration tax, any tax imposed with respect to the granting of, or transfer of, licenses or other rights or payments hereunder.


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                                     Page 13


 12.03 This Agreement may be varied or amended only by the written agreement of the Parties hereto through their duly authorized officers or representatives.


 12.04 In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and (I) personally delivered; (ii) sent by postage prepaid registered mail, or (iii) transmitted by telex or facsimile to the Parties at the addresses first hereinbefore listed or to such other addresses as the Parties may notify each other.


 12.05 The relationship between the Parties shall be governed by the terms of this Agreement and shall not extend to other activities, transactions or contracts. Neither Party is in any way the legal representative or agent of, nor has nay authority to assume or create any obligation on behalf of, the other Party. The LICENSEE shall make no guarantees, warranty or representation with respect to the EXCLUSIVE PRODUCTS or to the NON-EXCLUSIVE PRODUCTS.


 12.06 If any provision of this Agreement is held illegal in a judicial proceeding, such provision shall be severed from this Agreement and shall be inoperative. The Parties shall use their best endeavors to replace the severed provision with a new provision which is not illegal and which follows the principles of the severed provision as closely as is legally possible. The remainder of this Agreement shall remain binding on the Parties hereto.


 12.07 No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision.


 12.08 This Agreement may be executed in any number of counterparts. Any single counterpart or set of counterparts signed, in either case, by the Parties hereto, shall constitute a full and original Agreement for all purposes.


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                                     Page 14


 12.09 The descriptive headings of the several articles of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


 12.10. The preamble hereof shall be deemed to form part of this Agreement for all purposes.


                          ARTICLE XIII - SUPPLY OF INK

 13.01 NOCOPI agrees that during the tendency of this Agreement that it will supply ink proprietary to NOCOPI at NOCOPI's cost plus fifteen percent (15%). The obligation to supply such ink shall apply only for that quantity of ink that is ordered by a purchase order emanating from the LICENSEE and which is received by NOCOPI at least thirty (30) days prior to the requested delivery date.


 13.02 NOCOPI further agrees that upon request by the LICENSEE that it will provide statements justifying its cost of production for the NOCOPI ink.


                           ARTICLE XIV - GOVERNING LAW

 14.01 This Agreement shall be governed by the laws of Pennsylvania. Any action to enforce any provision of this Agreement shall be brought in an appropriate court in Pennsylvania and both parties hereby consent to the jurisdiction of Pennsylvania.


                     ARTICLE XV - BINDING EFFECT ASSIGNMENT

 15.01 This Agreement may not be assigned by either Party without the written consent of the other Party (such consent not to be unreasonably withheld) except that the LICENSEE may assign this Agreement to an AFFILIATE without consent. No assignment of this Agreement shall be valid unless and until all of the obligations of the assigning party have been assumed, in writing, by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and inure to the benefit of the assignee. Any attempted assignment in contravention of this Agreement shall be void.

                            ARTICLE XVI - ARBITRATION

 16.01 In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, or any clause or the construction thereof, or the rights, duties or liabilities of either Party, which cannot be amicably resolved by the Parties, then and in every such case, unless the Parties concur in the appointment of a single arbitrator, the matter of difference shall be referred to three
          (3) arbitrators, one to be appointed by each Party, and the third to be nominated by the two so selected by the Parties, or if they cannot agree on a third, by a presiding judge of the Superior Court of the State of Pennsylvania.


 16.02 In the event that either Party, within thirty (30) days of any notification made to it of the demand for arbitration by the other Party, shall not have appointed its arbitrator, such arbitrator shall be appointed by a presiding judge of the Superior Court of Pennsylvania. Arbitration shall take place at Philadelphia. The arbitrators must base their decision on this Agreement and their decision shall be binding on both parties.


          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first hereinabove written.


                                              NOCOPI TECHNOLOGIES, INC.



                                              per:/s/
                                                  ------------------------------
                                                  Michael Feinstein, M.D.
                                                  Chairman



                                              WESTVACO BRAND SECURITY, INC.



                                              per:/s/
                                                  ------------------------------
                                                  Stanley Gene Hart
                                                  President